Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 23, 2014, between Lime Energy Services Co. (the “Company”), which is a Massachusetts corporation and a wholly-owned subsidiary of Lime Energy Co., a Delaware corporation (“Lime”), and Mary Colleen Brennan (the “Executive”).

WHEREAS, the Company and the Executive knowingly and voluntarily desire to enter into an employment relationship on and subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the covenants and other terms and conditions set forth below, the Company and the Executive hereby agree and contract as follows:

1)                                     Employment Duties.

Conditioned on the Executive successfully passing a background check and drug testing to be performed by the Company (or its designee), the Company agrees to employ the Executive as the Chief Financial Officer, and the Executive hereby accepts such employment on and subject to the terms set forth in this Agreement.  The Executive will report to and be subject to the authority and direction of Chief Executive Officer of the Company (“CEO”).

The Executive agrees to use her best and full-time efforts to perform her duties as CFO, and perform such other services and responsibilities for the Company as the Company may from time to time request.  Without limiting the generality of the foregoing, the Executive will ordinarily devote not less than five (5) days per week to the Company’s business (except for vacations and regular business holidays observed by the Company) on a full-time basis, during normal business hours Monday through Friday.

2)                                     Period of Employment.

The Executive’s employment pursuant to this Agreement has commenced on April 21, 2014 (the “Commencement Date”) and shall terminate on April 30, 2016 (the “Initial Employment Period”), unless earlier terminated pursuant to Section 4 of this Agreement.  Notwithstanding the foregoing sentence, the Executive’s employment shall automatically renew for successive one-year periods (each, a “Renewal Period”) at the end of the Initial Employment Period, and at the end of each Renewal Period, unless notice of non-renewal is given by the Company on or before November 1 of the year before the Initial Employment Period, or any Renewal Period, as applicable, would end, or unless this Agreement is terminated pursuant to Section 4 of this Agreement.  The Initial Employment Period and any Renewal Period, as such periods may be shortened as result of a termination pursuant to Section 4 of this Agreement, shall be known as the “Period of Employment.”  In the event the Company provides the Executive with a timely notice of non-renewal, the Executive shall continue her employment according to the terms of this Agreement, until the end of the Initial Employment Period, or the Renewal Period, as applicable, unless the parties hereto agree on a different date.  Non-renewal of this Agreement by the Company shall be considered a termination in accordance with Section 4(a) of the Agreement, and termination shall take effect on the applicable date the employment ends, in accordance with the immediately preceding sentence.  The parties acknowledge and agree that certain provisions of this Agreement shall continue in effect after the Period of Employment, as set forth herein.  The non-renewal

Company Initials: AP	Executive Initials: MCB

of Executive’s employment with the Company shall be at the will of the Company, and there shall be no obligation on the part of the Company or the Executive to continue such employment

3)             Compensation and Benefits.

a)                                     Salary.

During the Period of Employment, the Company will pay the Executive a salary (the “Base Salary”) in periodic installments, timed in accordance with the Company’s deliveries of salary payments to other exempt employees.  The Base Salary will be subject to all payroll deductions and other deductions as may be required to be made pursuant to law, governmental order, or by agreement with, or consent of, the Executive.  Beginning on the Commencement Date, the salary installments will be calculated based on a gross annualized rate of Two Hundred and Twenty Thousand Dollars ($220,000).  During the Period of Employment, the Company will endeavor, but will not be obligated, to review the Executive’s compensation annually, and give consideration to whether any increase in the Base Salary is warranted, in the Company’s sole and absolute discretion.  Upon any change in Base Salary, all references herein to Base Salary shall be to the changed amount.

b)                                     Sign-On Bonus.

Within 30 days after the Commencement Date, provided that the Executive has not previously resigned her employment with the Company, the Company shall pay the Executive Ten Thousand Dollars ($10,000) as a sign-on bonus (“Sign-On Bonus”).  The Sign On Bonus will be subject to all payroll deductions and other deductions as may be required to be made pursuant to law, governmental order, or by agreement with, or consent of, the Executive.

c)                                      Stock.

The Company shall issue and sell to the Executive 5,000 shares of common stock of the Company at a purchase price of $0.001 per share (the “Restricted Stock”).  Until such shares of Restricted Stock vest, the Company will have the right and option to repurchase the unvested shares at the same purchase price in the event the Executive resigns her employment with the Company or is terminated by the Company for Cause (as defined in the 2008 Long-Term Incentive Plan, as amended (the “Plan”)).  1,667 shares of Restricted Stock shall vest on December 31, 2014, 1,666 shares shall vest on December 31, 2015, and 1,666 shares shall vest on December 31, 2016, provided that the Executive is employed on each such vesting date.  Further, all unvested shares of Restricted Stock (if any) shall vest in the event of the Executive’s termination of employment with the Company due to the Executive’s death or Disability (as defined in the Plan) or upon the occurrence of a Change in Control of the Company (as defined in the Plan).

d)                                     Annual Bonus

The Executive shall be eligible to participate in the performance bonus plan generally made available to other senior executives of the Company, with an initial annual bonus target of between 0 to 50 percent of Base Salary.  Payment of an annual bonus shall be at the Company’s sole and absolute discretion and is generally based on the Executive’s performance in combination with the Company’s performance.

e)                                      Reimbursement of Business Expenses.

The Company will reimburse the Executive for reasonable business expenses (other than moving expenses) that the Executive actually incurs for the performance of her duties for the Company during the Period of Employment, consistent with the Company’s policies in effect from time to time with respect to reimbursement of business expenses, and subject to the Executive’s prior submissions of complete and truthful expense reports in a form acceptable to the Company, with original invoices and proofs of payment attached.

f)                                        Laptop and Cell Phone.

During the Period of Employment, the Company agrees to provide the Executive with a laptop computer for her business use and to reimburse the Executive in an amount not to exceed $125 per month for payment of a mobile phone and/or personal digital assistant and/or smartphone for business use.  Such reimbursement is subject to the Executive’s prior submissions of complete and truthful expense reports in a form acceptable to the Company, with original invoices and proofs of payment attached.

g)                                     Holidays.

During the Period of Employment, the Executive will be entitled to take paid holidays as provided by the Company from time to time to all of its employees, which holidays may change from time to time in the Company’s sole and absolute discretion.  As of the date of this Agreement, the Company observes the following holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day, and one “Floating Holiday” to be scheduled at the Executive’s discretion.

h)                                     Paid Time Off.

The Executive will initially be entitled to twenty (20) days of paid time off per Company fiscal year.  Paid time off will accrue at a rate of 3.08 hours per week, beginning on the Commencement Date.  Thereafter, the number of days of paid time off per fiscal year, and the accrual rate of hours per month, may change in the Company’s sole and absolute discretion.  Except in cases of emergency, the Executive will obtain the written approval of the CEO as early as possible and at least thirty (30) days before scheduling any paid time off in excess of five consecutive days.

The Executive’s accrual and carry forward of paid time off shall be in accordance with Company policy.  Upon the Executive’s termination, all accrued hours of paid time off will be payable at the next regularly scheduled payroll date (except for any paid time off that has been forfeited previously for lack of use within a particular fiscal year), pursuant to Company policy.

i)                                        Other Benefits.

Beginning 30 to 90 days after the Commencement Date, depending on the benefit, the Executive will be entitled to participate in whatever benefit plans and programs the Company offers to executive-level employees, subject to the terms of such plans and programs.  Currently, the Company offers medical (employee and Company shared cost), dental (employee and Company shared cost), short term disability (Company paid), long-term disability (Company paid), life insurance at one times salary (Company paid), Flexible Spending Account (employee paid), and 401(k) (Company discretionary match).  The Company reserves the right to cancel or change any and all benefit plans and programs at any time, in the

Company’s sole and absolute discretion, without providing any substitute benefits or compensation to the Executive whatsoever.

4)                                     Termination.

a)                                     Termination by the Company for Due Cause.

In this Agreement, “Due Cause” means any of the following:

(i)                                     a material or continued breach by the Executive of this Agreement, if such breach is not remedied, if curable, within ten (10) calendar days following her receipt of written notice thereof from the Company, or, if the breach cannot be remedied within ten (10) days, within such longer time (not to exceed forty-five (45) days) as the Company, in its sole and absolute discretion, may deem to be reasonably necessary for the Executive to remedy the breach if the Company, in its sole and absolute discretion, determines that the Executive has promptly commenced and is diligently and continuously pursuing her best efforts to remedy the breach as quickly as possible;

(ii)                                  conviction, or plea of guilty or nolo contendere, or commission by the Executive of a felony or any other crime that has, or is likely to have, a materially adverse impact upon the Company or its Affiliates, their reputation, or their relationship with their employees, suppliers, or customers;

(iii)                               action or inaction by the Executive (other than action or inaction taken with the approval of the CEO) which results in a material injury to the business, property, or reputation of the Company and/or any of its Affiliates;

(iv)                              refusal to perform or substantial neglect by the Executive of the duties assigned to the Executive pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within ten (10) calendar days following written notice thereof from the Company;

(v)                                 the commission by the Executive of any act constituting embezzlement, fraud, misappropriation, willful misconduct, or breach of fiduciary duty or duty of loyalty owed to the Company;

(vi)                              the Company determines that the Executive has made any material misrepresentation of her education or prior work experience;

(vii)                           material violation by the Executive of the Company’s employment policies, including all policies set forth in the Company’s Employee Handbook and all drug and alcohol and anti-discrimination policies; or

(viii)                        commission by the Executive of an act of moral turpitude.

In this Agreement, “Affiliates” means and includes: Lime and all of the Company’s and Lime’s respective affiliate and subsidiary companies (present and future); and all their respective officers, directors, and shareholders; and each of them.

The Company may terminate the Period of Employment for Due Cause at any time by delivering written notice of the termination to the Executive.  Upon the Executive’s separation from employment for Due Cause or as a result of the non-renewal of the Initial Employment Period or the Renewal Period, as applicable, the Company shall have no further obligations to the Executive other than the payment of the Accrued Obligations (as defined below).  Such payment shall be made in accordance with the Company’s normal payroll schedules.

In this Agreement, “Accrued Obligations” means (a) any Base Salary earned through the date of termination (or death) and any bonus earned relating to the fiscal year prior to the fiscal year in which such termination (or death) occurs, each to the extent not yet paid, (b) reimbursement for any previously unreimbursed expenses incurred by the Executive pursuant to this Agreement, and (c) such retirement, incentive and other payments and benefits earned and vested (if applicable) by the Executive as of the date of her termination (or death) under any equity, insurance or employee benefit plan of the Company in which the Executive participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.

b)                                     Termination Due to Death or Disability.

The Period of Employment will automatically terminate in the event of the Executive’s death or upon 30 days’ written notice in the event of the Disability (as defined below) of the Executive.  Upon such termination, the Company shall have no further obligations to the Executive, or her estate or beneficiaries, other than the payment of the Accrued Obligations.  Such payment shall be made in accordance with the Company’s normal payroll schedules.

In the event the Executive becomes physically or mentally disabled so as to become materially unable, for a period of more than 120 consecutive days or for more than 150 days in the aggregate during any 12-month period, to perform the Executive’s duties hereunder on substantially a full-time basis, or over such longer period as may be required by applicable law, the Executive will be deemed to have a “Disability” for purposes of this Agreement.

c)                                      Termination by the Company for Any Reason Other Than Due to Due Cause, Disability or Death.

The Company may terminate the Period of Employment at any time, for any reason other than Due Cause, Disability or death, by delivery of 30 days written notice of the termination to the Executive.  If the effective date of any such termination is after December 31, 2014, the Company shall pay as severance compensation to Executive (i) six (6) months’ of her Salary at her then annual salary compensation rate, plus (ii) any Accrued Obligations. If the termination is effective prior to January 1, 2015, the Company will have no further obligations to the Executive other than payment of the Accrued Obligations. Any such payments shall be made in accordance with the Company’s normal payroll schedules.  As a condition precedent to Executive’s right to receive any severance compensation hereunder, Executive shall, upon termination of her employment, (i) return all Company property in Executive’s possession, and (ii) enter into a release agreement reasonably acceptable to the Company that releases all claims which may legally released by Executive against Company and its affiliates in connection with or arising out of her employment by the Company.

d)                                     Termination by the Executive for Convenience.

The Executive may terminate the Period of Employment for her convenience at any time upon 30 days’ notice by delivering a written notice of termination to the Company.  Upon such a termination, the Company shall have no further obligations to the Executive, other than the payment of the Accrued Obligations.  Such payment shall be made in accordance with the Company’s normal payroll schedules.

e)                                      Resignation Effective Upon Termination.

Upon any termination of the Period of Employment, regardless of the reason therefor, the Executive will be deemed to have resigned as an employee of the Company and from any and all other positions that the Executive then holds with the Company and any Affiliates.

f)                                        Return of All Company Property Upon Termination.

Upon the termination of the Period of Employment, regardless of the cause or reason therefore, or at such earlier time as the Company may request, the Executive will immediately deliver to the Company all property provided to her for the Executive’s use in relation to her employment, including but not limited to all Confidential Information provided to her by the Company, and will immediately deliver a detailed written accounting for any and all property of the Company that was lost, stolen, or destroyed while in the Executive’s possession, care, custody, or control.

5)                                     Inventions.

a)                                     “Inventions.”

In this Agreement, the term “Inventions” means and includes: all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, computer source code, catalogues, prints, business applications, plans, writings, works, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work(s) based thereon that are made, conceived, or completed by the Executive, alone or with others, during the Period of Employment, whether or not during normal working hours.

b)                                     Prior Inventions.

The Executive has identified on Exhibit A attached hereto all Inventions applicable to the business of the Company or relating in any way to the Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed or made by the Executive prior to the Executive’s employment with the Company (collectively, the “Prior Inventions”), and the Executive represents and warrants that such list is complete. The Executive further represents and warrants that the Executive has no rights in any Inventions other than those Prior Inventions specified in Exhibit A. If there is no such list on Exhibit A, the Executive represents and warrants that the Executive has neither conceived, reduced to practice, created, derived, developed nor made any such Prior Inventions at the time of signing this agreement.  Such Prior Inventions are and shall remain the sole and exclusive property of the Executive, and the Executive will not incorporate or use or permit the Company to incorporate any aspect of a Prior Invention as part of her work for the Company unless the Executive discloses such intended use to the Company prior to such use or incorporation and the Company specifically consents to such use or incorporation in writing.  Should the Executive fail to obtain such prior written consent of the Company as required in this Section, the

Executive will be deemed to have granted the Company a perpetual, royalty-free, transferable, worldwide license to utilize the Prior Invention(s), with rights to sublicense through multiple tiers of sublicenses.

c)                                      Reporting of New Inventions.

During the Period of Employment, and at the end of the Period of Employment, the Executive will promptly and periodically report in writing to the Company any and all Inventions that were developed and/or were under development by the Executive during the Period of Employment, whether solely or working jointly with others, whether or not during normal working hours.

d)                                     Ownership of New Inventions.

The Executive agrees that all Inventions:

(1)                                 that are developed using the Company’s equipment, supplies, facilities, or trade secret information; or

(2)                                 that relate to the Company’s business or actual or demonstrably anticipated research or development; or

(3)                                 that result from any work performed by the Executive for the Company will be the sole and exclusive property of the Company.

e)                                      Assistance Regarding Inventions.

At the request of the Company, the Executive will do all things deemed by the Company to be necessary to perfect the Company’s title to the existing Inventions and the new Inventions that are the Company’s property, including by assisting in obtaining for the Company such title, patents, copyrights or other protection as may be provided under law and desired by the Company, and further including but not limited to executing and delivering any and all relevant applications, assignments, and other instruments.  This covenant shall survive the termination of the Period of Employment, provided that the Company, after the termination, will continue to reimburse the Executive for all reasonable expenses that the Executive incurs in performing her continuing obligations under this subsection.

To the extent any of the rights, title and interest in and to Company Inventions cannot be assigned by the Executive to the Company, the Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to utilize and practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Inventions can be neither assigned nor licensed by the Executive to the Company, the Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company’s successors in interest to such non-assignable and non-licensable rights.  The Executive grants to the Company or the Company’s designees a royalty free irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to utilize and practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Inventions which the Executive incorporates, or permits to be incorporated, in any Company Inventions.  Notwithstanding the foregoing, the Executive agrees that the Executive will not incorporate, or permit to be incorporated, any Prior Inventions in any Company Inventions without the Company’s prior written consent.

f)                                        Future Inventions

The Executive recognizes that Inventions or Trade Secrets relating to the Executive’s activities while working for the Company and conceived, reduced to practice, created, derived, developed, or made by the Executive, alone or with others, within twelve (12) months after termination of the Executive’s employment may have been conceived, reduced to practice, created, derived, developed or made, as applicable, in significant part while employed by the Company.  Accordingly, the Executive agrees that such Inventions and Trade Secrets shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during the Executive’s employment with the Company and are to be promptly assigned to the Company unless and until the Executive has established the contrary by written evidence satisfying the clear and convincing standard of proof.

6)                                     Trade Secrets and Confidential Information.

a)                                     “Trade Secrets.”

In this Agreement, “Trade Secrets” means and includes business or technical information in the possession of the Company and/or any of its Affiliates, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process, that:

(1)                                 derives independent actual or potential commercial value from not being generally known by persons who can obtain economic value from its disclosure or use; and

(2)                                 that is subject to reasonable efforts under the circumstances to maintain its secrecy.

b)                                     “Confidential Information.”

In this Agreement, “Confidential Information” means:

(1)                                 all Trade Secrets; and

(2)                                 all other business or technical information in the possession of the Company and/or any of its Affiliates that is not generally known outside of the Company and its Affiliates that relates to the business of the Company and any of its Affiliates;

and includes, without limitation:  lists and information about customers and/or prospective customers (including names, addresses, attributes, requirements, special needs, and other data about customers and prospective customers); lists and information about contractors subcontractors and/or prospective contractors or subcontractors (including names, addresses, attributes, requirements, special needs, and other data about contractors or subcontractors and prospective contractors or subcontractors); lists and information about vendors and/or prospective vendors (including names, addresses, attributes, requirements, special needs, and other data about vendors and prospective vendors); lists and information about competitors and potential competitors (including names, addresses, attributes, requirements, special needs, and other data about competitors and potential competitors); historical information about past bids, prices, costs, goods, products, performance, projects and contracts; lists and information about upcoming bids and proposals; lists and information about uncompleted contracts; work schedules; information about business plans and business strategies; unreleased advertising materials; market research and analyses;

personnel and hiring information; salary and wage information; bonus information; employment agreements; lists and information about pending and contemplated projects, customer contracts, subcontracts, purchase orders, vendor agreements, joint ventures, and teaming agreements; agreement terms and conditions; cost-to-complete information; completion dates; claims; past litigation; pending litigation; threatened litigation; credit information; financial statements; accounting information; sales projections; licensing agreements and information; pricing information; information about the employees, equipment, properties, and capabilities of the Company and/or its Affiliates; information about research, development, and designs; data, designs, compilations of information, apparatus, computer programs and/or software programing code, programing methods, database information, passwords and user IDs, information about policies and procedures, manufacturing and sales know-how, and any other business information or technical information that has or may have value to the Company and/or any Affiliate, whether or not such information constitutes Trade Secrets.

c)                                      Protection of Trade Secrets and Other Confidential Information.

The Executive recognizes and acknowledges that, by virtue of, and in the course of her employment with the Company, the Company and/or Affiliates will reveal some Trade Secrets and other Confidential Information to the Executive, and the Executive will also help discover, develop, generate, and contribute to the Trade Secrets and other Confidential Information.

The Executive agrees that, during the Period of Employment, she will use her best efforts to maintain the confidentiality of the Confidential Information, including without limitation by:

(1)                                 storing Confidential Information in secure locations only;

(2)                                 not making unnecessary copies or transmittals of Confidential Information;

(3)                                 utilizing “firewalls,” “anti-spyware”, and passwords for all computer systems and electronic files that contain Confidential Information;

(4)                                 complying with any and all Company policies and procedures for the protection of Confidential Information;

(5)                                 promptly reporting to the Company all inadvertent and/or unauthorized disclosures and misappropriations of any Confidential Information, whether known, suspected, or threatened; and

(6)                                 promptly reporting to the Company all known and suspected deficiencies in, and opportunities for improvement of, the policies and procedures of the Company and its Affiliates for the protection of Confidential Information.

d)                                     Return of Trade Secrets and Other Confidential Information.

The Executive agrees that all Trade Secrets and other Confidential Information, in whatever forms they exist or were created, whether in the Executive’s memory, or in physical or electronic or computerized form, are and will be the sole and exclusive property of the Company.

The Executive agrees, that upon the termination of the Period of Employment, or at any earlier time(s) that the Company may request, the Executive will immediately return to the Company any and all documents, correspondence, notes, agreements, memoranda, computer files, computer disks, drives and tapes, electronically stored information, and other media and other things in the Executive’s possession, custody, or control that contain or reflect Confidential Information, keeping no copies or extracts of any of the Confidential Information.

e)                                      Copying, Use and Disclosure of Trade Secrets.

The Executive agrees that during the Period of Employment, she will not copy, use, or disclose any Trade Secrets, whether directly or indirectly, except to the extent that:

(1)                                 the copying, use or disclosure is for the benefit of the Company or one of its Affiliates;

(2)                                 the Executive has no reason to believe or suspect that the copying, use, or disclosure will result in or contribute to a loss of secrecy of any of the Trade Secrets; and

(3)                                 the copying, use, or disclosure is necessary for the Executive to perform her duties as an employee of the Company.

The Executive agrees that, at all times after the termination of the Period of Employment, she will not copy, use, or disclose any Trade Secrets of the Company and/or any of its Affiliates, except under subpoena or other compulsion of law.

Before making any disclosure of any Trade Secrets under a subpoena or other compulsion of law, the Executive will first inform the Company of the subpoena or other compulsion of law, and the Executive will cooperate with the Company in deciding the substance and manner of the disclosure, provided that the Company will indemnify the Executive for reasonable costs and expenses incurred with respect to the substance and manner of any disclosure that is made in cooperation with the Company.

f)                                        Copying, Use and Disclosure of Other Confidential Information.

The Executive agrees that during the Period of Employment, she will not copy, use or disclose, whether directly or indirectly, any Confidential Information that is not Trade Secrets, except to the extent that:

(1)                                 the copying, use or disclosure is for the benefit of the Company or one of its Affiliates;

(2)                                 the Executive has no reason to believe or suspect that the copying, use, or disclosure will result in or contribute to a loss of confidentiality; and

(3)                                 the copying, use, or disclosure is necessary for the Executive to perform her duties as an employee of the Company.

Furthermore, the Executive agrees that, at all times following the termination of the Period of Employment, she will not copy, use or disclose, whether directly or indirectly, any Confidential Information that is not Trade Secrets, except under subpoena or other compulsion of law.

Before making any disclosure of any Confidential Information that is not Trade Secrets under a subpoena or other compulsion of law, the Executive first will inform the Company of the subpoena or other compulsion of law, and the Executive will cooperate with the Company in deciding the substance and manner of the disclosure, provided that the Company will indemnify the Executive for reasonable costs and expenses incurred with respect to the substance and manner of any disclosure that is made in cooperation with the Company.

7)                                     Non-Solicitation of Protected Customers.

In this Agreement, “Protected Customers” means and includes all of the customers and prospective customers of the Company that the Executive, in the course of her employment, has any material contact with, or acquires any information about, at any time during the last twenty-four (24) months of the Period of Employment.

The Executive agrees that during the Period of Employment, and, if the Executive’s employment is terminated for any reason other than under Section 4(b) or (c), for the first three hundred sixty-five (365) days thereafter, the Executive will not solicit any of the Protected Customers, whether directly or indirectly, for the purpose of promoting or selling any goods or services within the Business (as defined below).  Nor shall the Executive assist another person or entity to do so.

The Executive agrees that during the Period of Employment, and, if the Executive’s employment is terminated for any reason other than under Sections 4(b) or (c), for the first three hundred sixty-five (365) days thereafter, the Executive will not accept any business from any of the Protected Customers, even if not solicited by the Executive, that involves goods or services within the Business.

8)                                     Non-Solicitation of Protected Employees.

In this Agreement, “Protected Employees” means and includes all persons who at the time of the Executive’s action are, or within the three months prior to the Executive’s action were, employees of the Company and/or any of its Affiliates.

The Executive agrees that during the Period of Employment, and, if the Executive’s employment is terminated for any reason other than under Sections 4(b) or (c), for the first three hundred sixty-five (365) days thereafter, the Executive will not directly or indirectly (a) solicit, or assist another person or entity to solicit, any Protected Employees for employment or other work-related engagement (e.g., as an independent contractor or consultant), other than on behalf of the Company or its Affiliates, or (b) encourage, or assist another person or entity to encourage, any Protected Employee to end his or her employment relationship with the Company.

9)                                     Non-Solicitation of Protected Contractors.

In this Agreement, “Protected Contractors” means and includes all persons and companies who were contractors or subcontractors to or of the Company at any time(s) within the twenty-four (24) months prior to the termination of the Period of Employment.

The Executive agrees that during the Period of Employment, and, if the Executive’s employment is terminated for any reason other than under Sections 4(b) or 4(c), for the first three hundred sixty-five (365) days thereafter, the Executive will not directly or indirectly solicit or encourage, or assist another person or entity to assist or encourage, any Protected Contractor to end or materially reduce its, his or her business relationship with the Company.

10)                              Non-Competition.

The Executive agrees that during the Period of Employment, and, if the Executive’s employment is terminated for any reason other than under Sections 4(b) or (c), for the first three hundred sixty-five (365) days thereafter, the Executive will not, anywhere within the Restricted Area (as defined below), compete with the Company, whether directly or indirectly, for (a) the sale of energy efficiency program management and implementation services to utilities or other end-use customers or (b) the sale of any goods or services that are the same as, or that are competitive alternatives to, any other goods or services that the Company marketed, developed or sold, or actively planned to market, develop or sell at any time during the last twenty-four (24) months of the Period of Employment (together, the “Business”).

The Executive agrees that throughout the Period of Employment, and, if the Executive’s employment is terminated for any reason other than under Sections 4(b) or (c), for the first three hundred sixty-five (365) days thereafter, the Executive will not directly or indirectly provide any support or assistance to, or provided any services to, any person or entity that is engaged or is planning or preparing to engage, in any aspect of the Business, whether as an investor (excluding passive investments representing less than two percent (2%) of the common stock of a publicly traded company), lender, owner, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time.

In this Agreement, the “Restricted Area” shall be: (a) the Eastern United States, (b) the rest of the United States (c) such other areas in which the Company or its Affiliates conducts business, or is actively planning to conduct business as of the end of the Period of Employment.

11)                              Reasonableness of Restrictive Covenants.

The Executive acknowledges and agrees that by virtue of her employment by the Company, during the Period of Employment, and at the Company’s expense, the Executive will be acquiring goodwill and relationships with, and acquiring special knowledge about, the Company’s customers, employees, contractors and subcontractors that the Executive would not otherwise acquire.

The Executive acknowledges and agrees that the Company’s goodwill and relationships and special knowledge concerning its customers, employees, contractors, and subcontractors are valuable, special and unique assets of the Company that the Company has a legitimate interest in protecting.

The Executive acknowledges and agrees that the Company engages in business throughout the Restricted Area, and that the geographic scope of the post-employment restrictions in this Agreement are necessary to protect the Company’s legitimate business interests and are reasonable in scope.

The Executive acknowledges and agrees that the Executive possesses skills and experience qualifying her for employment in other fields, and that the post-employment restrictions in this Agreement will not unduly impair her ability to earn a living after her employment with the Company ends.

12)                              Remedies.

The Executive acknowledges and agrees that a breach by the Executive of any of the restrictive covenants set forth above in Sections 6, 7, 8, 9 and 10 is likely to cause the Company irreparable harm, and that the legal remedy of money damages will not be adequate to remedy the harm to the Company.

The Executive agrees that in the event the Executive breaches or threatens to breach any of the restrictive covenants set forth above in Sections 6, 7, 8, 9, and 10, then the Company will be entitled to the immediate issuance of injunctive relief against the Executive to aid in the enforcement of this Agreement and to protect against irreparable harm, without the necessity of posting any bond, including ex-parte temporary restraining orders, and preliminary and permanent injunctions.

In addition to such equitable relief, upon a breach of Sections 6, 7, 8, 9, and/or 10, the Company shall be entitled to (a) monetary damages for any breach in an amount deemed reasonable to cover all actual and consequential losses, (b) all monies earned or received by the Executive as a result of said breach, and (c) all reasonable costs and expenses of litigation that the Company incurs to obtain injunctive relief and/or other enforcement of the restrictive covenants.

13)                              Prior Restrictive Covenant Agreements.

The Company respects all valid employee post-separation restrictions, including non-competition and other restrictive covenant agreements, and it strictly prohibits its employees from disclosing or using the confidential information of any third party, including that of a prior employer.  The Executive’s employment is therefore contingent on (a) the Executive’s delivery of and satisfactory review by the Company of any restrictive covenant (including non-competition) agreements applicable to the Executive and any other provisions to which the Executive is subject that would in any way preclude the Executive from performing any services for the Company or accepting such employment with the Company, and (b) the Executive honoring such restrictions, including by not, at any time, using or disclosing any third party confidential information.  In the event the Executive believes that anyone at the Company or its Affiliates is asking her to do something that would violate her obligations to a prior employer, the Executive shall so advise the CEO immediately.  By signing below, the Executive represents that she accepts employment on the terms outlined in this Agreement without any conflict with, or violation of, the terms of any agreement by which the Executive is bound, and without using the confidential or proprietary information of any third party, including any prior employer of the Executive, which information the Executive is strictly prohibited from using while employed by the Company or any affiliate thereof.  The Executive also agrees that she will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document or proprietary, confidential or trade secret information belonging to any third party unless such third party has consented to the disclosure of such information to, and its use by, the Company.  The Executive shall fully indemnify the Company, its Affiliates, their predecessors and successors, and their respective current and former directors, officers, agents, employees, investors, shareholders, administrators, and assigns for all verdicts, judgments, settlements, and other losses (including reasonable attorneys’ fees) incurred by any of them resulting from the Executive’s alleged or actual breach of her common law or contractual obligations to a third party, except as prohibited by law.

14)                              Post-Separation Assistance.

After her separation from employment, regardless of the reason for such separation and whether caused by the Executive or the Company, the Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be requested by the Company in connection with any matter on which she worked while employed by the Company and any litigation in which it or its Affiliates are, or may become, parties.  The Company shall reimburse the Executive for all reasonable expenses she incurs in providing such assistance.

15)                              Governing Law.

This Agreement and the relationship contemplated in this Agreement will be governed by and construed under the internal laws of the State of North Carolina.

16)                              Jurisdiction and Venue.

The exclusive venue for any arbitrations and civil action(s) between the Executive and the Company that arises from or relates to this Agreement or the employment relationship contemplated in this Agreement will be in Mecklenburg County, North Carolina.  The Company and the Executive hereby submit and consent to the courts located in Mecklenburg County, North Carolina exercising personal jurisdiction over them.  Furthermore, the Company and the Executive waive their rights to challenge in another court any judgment that is entered by any court located in Mecklenburg County, North Carolina, or to assert that any civil action instituted against either of them in Mecklenburg County, North Carolina is in an improper venue, or should be transferred to another forum for any reason whatsoever.

17)                              Waiver of Right to Jury Trial.

The Executive and the Company waive any rights that they or either of them otherwise has or may have to a trial by jury in any action between the Executive and the Company that arises from or relates to this Agreement or the employment relationship that is contemplated in this Agreement.

18)                              Severability.

If any provision of this Agreement is found invalid or unenforceable for any reason, in whole or in part, then such provision will be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or will be deemed stricken from this Agreement, as the case may require, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision that is found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

19)                              No Inadvertent Waivers or Informal Modifications.

The failure of the Company or the Executive to assert any of its rights under this Agreement, and/or the delay or partial enforcement of any rights under this Agreement, will not operate or be construed as a waiver of any breach of this Agreement, except as such waiver may be expressly set forth in a writing signed by the Company or the Executive.

The waiver by the Company or the Executive of any breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach(es).

This Agreement will not be amended, modified, supplemented, or replaced except in a writing signed by the Company and the Executive that expressly refers to this Agreement.

20)                              Notices.

All notices, demands and other communications which may be or are required to be given hereunder or with respect hereto will be given in writing, and delivered by commercial overnight delivery service, signature required for delivery, and will be deemed to have been given or made when delivery is made or refused, addressed as follows:

If to the Company to:

Lime Energy Services Co.

16810 Kenton Drive, Suite 240

Huntersville, NC 28078

Attention:  Chief Executive Officer

Phone:  (704) 892-4442

or to such other address as the Company may from time to time designate to the Executive in accordance with this Section.

If to the Executive to:

Mary Colleen Brennan

Phone:

or to such other address as the Executive may from time to time designate to the Company in accordance with this Section.

No notice, request, demand, instruction, or other document to be given hereunder to any party will be effective for any purpose unless delivered by commercial overnight delivery service, adult signature required for delivery.  Notices sent via commercial overnight delivery service will be deemed to have been delivered as evidenced by the service’s standard means of confirming the delivery and the signature of the recipient.  The address for the purposes of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice.

21)                              Compliance with Section 409A.

Any payments under this Agreement that may be excluded from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), either as separation pay due to an involuntary separation from service or as a short-term deferral, shall be excluded from Code Section 409A to the maximum extent possible.  For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A.  Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, she is a “specified employee,” determined in accordance with Code Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Code Section 409A that are provided to the Executive on account of her separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified

Employee Payment Date”).  The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.  If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum during the 30-day period following the Executive’s death.

22)                              Headings.

The section and paragraph headings and captions used herein are intended solely for convenience of reference and will not control or effect the interpretation, meaning or construction of any provision of this Agreement.

23)                              Arbitration.

At the Company’s or the Executive’s election, any controversy(s), claim(s) or dispute(s) between the Executive and the Company (and/or the Company’s Affiliates) shall be resolved by binding arbitration conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, whether or not the controversy(s), claim(s), or dispute(s) arise from or relate to this Agreement or the relationship that is contemplated in this Agreement.  Judgment upon the arbitration award(s) may be entered in any court having jurisdiction thereof.  To the maximum extent allowed by law, the arbitrator(s) will be authorized to issue subpoenas, compel discovery, grant equitable relief, and award costs and expenses of the arbitration (including reasonable attorney’s fees) for bad faith, stubborn litigiousness, or unnecessary trouble and expense.  This agreement to arbitrate will survive the termination of the Period of Employment.  Notwithstanding the foregoing, this Section shall not apply, and the parties shall have no obligation to arbitrate, any action (including any counterclaims) (a) in which one or both parties assert claims under or pursuant to, or claim a breach of, Sections 5, 6, 7, 8, 9 or 10 of this Agreement or (b) in which preliminary, permanent or other injunctive relief is sought by either party.

24)                              Third Party Beneficiaries.

This Agreement is intended solely for the benefit of the Executive, the Company, and the Company’s Affiliates.  This Agreement does not and will not be misconstrued to give any other person any cause of action or other rights.

25)                              Assignments.

This Agreement creates personal rights and obligations on the part of the Executive, and the rights and obligations of the Executive under this Agreement will not be assignable without the express prior written consent of the Company, and the Company will have the authority to withhold its consent to any proposed assignment, in its sole and absolute discretion.  The Company will have the right to assign its rights and obligations under this Agreement, in whole or in part, without obtaining any consent from the Executive.

26)                              Complete and Final Agreement.

This Agreement nullifies and supersedes any and all earlier agreements and communications between the Executive and the Company, whether oral or written, including the April 16, 2014 offer letter from Adam Procell to the Executive.  This Agreement sets forth the complete and final agreement between the Executive and the Company with respect to the employment relationship contemplated in this

Agreement.  Neither party is entering into this Agreement in reliance upon any representation, promise or inducement by the other party that is not set forth in writing in this Agreement.

27)                              The Executive’s Consultation with Independent Legal Counsel.

The Executive acknowledges and warrants that she has read and fully understands the terms and conditions set forth herein, that she has had time to reflect on and consider the benefits and consequences of entering into this Agreement, that she has had a fair opportunity to review and discuss this Agreement with an attorney before signing it, and that she is entering into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

For the Company:

/s/ C. Adam Procell
By: C. Adam Procell

For the Executive:

/s/ Mary Colleen Brennan

Exhibit A

Prior Inventions

None